Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Tevecap S.A. on Form F-4 of our report dated July 8, 2005, (which expresses an unqualified opinion and includes explanatory paragraphs relating to matters that raise substantial doubt about Tevecap S.A.’s ability to continue as a going concern and the restatement described in Note 26), relating to the financial statements of Tevecap S.A., appearing in the Annual Report on Form 20-F of Tevecap S.A. for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu Auditores Independentes

September 28, 2005